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                                 Exhibit 99.2
                     Opinion and Consent of Counsel as to
               the legality of the securities being registered.


[LETTERHEAD OF CM LIFE]

April 21, 1997

CM Life Insurance Company
140 Garden Street
Hartford, Connecticut  06154

RE: Post-Effective Amendment No. 2 to Registration Statement No. 33-91072 filed on Form S-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 2 to Registration Statement No. 33-90172 under the Securities Act of 1933 for CM Life Insurance Company's ("CM Life") Executive Benefit Variable Universal Life Policy (the "Policy"). CM Life Variable Life Separate Account I issues the Policy.

As Counsel for CM Life, I provide legal advice to CM Life in connection with the operation of its variable products. In such role I am familiar with the Post-Effective Amendment for the Policy. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. CM Life is a valid and subsisting corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. CM Life Variable Life Separate Account I is a separate account validly established and maintained by CM Life in accordance with Connecticut law.

3. All of the prescribed corporate procedures for the issuance of the Policy have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,



/s/ James M. Rodolakis
----------------------
James M. Rodolakis
Counsel